Exhibit 99.1
Contact:
Scott Solomon
Vice President
Sharon Merrill Associates, Inc.
617-542-5300
cyno@investorrelations.com
CYNOSURE REPORTS RECORD REVENUE; 40% INCREASE
IN SECOND QUARTER 2006
New Products Drive Top-line Growth, Continued Gross Margin Expansion
Westford, Massachusetts — July 27, 2006 — Cynosure, Inc. (Nasdaq: CYNO), a leading developer and manufacturer of a broad array of light-based aesthetic treatment systems, today announced financial results for the quarter and six months ended June 30, 2006.
Financial Highlights
Revenues for the second quarter grew approximately 40% to a record $18.1 million from $13.0 million for the second quarter of 2005. Cynosure posted net income for the 2006 second quarter of $1.4 million, or $0.12 per diluted share, compared with $0.3 million, or $0.04 per diluted share, for the comparable period in 2005. Results for the second quarter of 2006 include approximately $0.5 million in stock-based compensation expense; Cynosure recorded $0.3 million in stock-based compensation expense in the 2005 period. On a non-GAAP basis that excludes the effect of the stock-based compensation expense, net income for the second quarter of 2006 was $1.7 million, or $0.14 per diluted share, compared with $0.5 million, or $0.06 per diluted share, for the comparable period in 2005.
“Cynosure delivered an outstanding second quarter, driven by the continued success of our newest aesthetic laser systems,” said President and Chief Executive Officer Michael Davin. “On a year-over-year basis, total laser revenue grew 52% in the second quarter of 2006 while gross margin increased 480 basis points to 58.4% of revenue. These gains reflect the worldwide momentum of our higher-margin workstation products such as the Apogee Elite™ workstation and Cynergy® workstation with MultiPlex™ technology, efficiencies related to our modular manufacturing approach and the success of our global distribution strategy.”
5 Carlisle Road
Westford, MA 01886

Phone: 800-886-2966 FAX: 978-256-6556
www.cynosurelaser.com

“Both in North America and abroad, our flagship products continue to be favorably received by customers,” Davin said. “We expect to sustain this momentum with the launch of our new anti-aging product — the AffirmTM system. It is the first single-platform, multi-energy system that provides treatment for wrinkles, micro-rejuvenation, skin texture, skin discoloration and skin tightening. At our recent distributor meeting and workshop in Tokyo, doctors from Japan, Korea, Thailand and other Pacific Rim countries responded enthusiastically to the Affirm system’s ease of use, speed and technological advantages. We expect to begin initial U.S. shipments of the Affirm system in the third quarter of 2006, and to launch the product in other markets as the necessary regulatory steps are completed in those regions.”
Recent Highlights
Since the end of the first quarter:
•	Cynosure received approval to begin marketing and selling its flagship Cynergy workstation with MultiPlex technology in Canada and South Korea.

•	Favorable clinical data from studies of the Affirm system and Cynergy workstation with MultiPlex technology were presented by leading dermatologists at the American Society for Laser Medicine and Surgery’s 26th Annual Meeting in Boston.

•	Cynosure conducted 25 workshops, hosted three webinars and participated in 19 aesthetic treatment industry tradeshows to provide product support, education and technology training for current and prospective customers.
Six-Month Results
For the six months ended June 30, 2006, revenues increased approximately 41% to $35.3 million from $25.1 million for the same period in 2005. Net income for the first half of 2006 was $2.1 million, or $0.17 per diluted share, versus $0.5 million, or $0.07 per diluted share, for the same period in 2005. Results for the six-month period ended June 30, 2006 include approximately $0.8 million in stock-based compensation and $1.1 million in charges for the write-down of inventory and uncollectible accounts receivable resulting from the termination of two agreements associated with Cynosure’s legacy relationship with Sona MedSpa International. Cynosure recorded stock-based compensation expense of $0.3 million in the 2005 period. On a non-GAAP basis that excludes the effect of the stock-based compensation expense and the Sona MedSpa-related charges, net income for the first six months of 2006 was $3.2 million, or $0.26 per diluted share, compared with $0.7 million, or $0.10 per diluted share, for the comparable period in 2005.
5 Carlisle Road
Westford, MA 01886

Phone: 800-886-2966 FAX: 978-256-6556
www.cynosurelaser.com

Business Outlook
“As we begin the second half of 2006, we continue to rely on four key principles — high-value products, effective distribution, efficient manufacturing and unsurpassed customer service — to sustain our growth,” Davin said. “Our expected operational milestones in the third quarter include: European marketing authorization for our Affirm system; the start of Affirm system shipments in the United States; and continued expansion in the Pacific Rim with the pending opening of a new sales office in Osaka, Japan. We believe that consumer interest in light-based aesthetic treatment for anti-aging and other applications is growing worldwide, and we believe Cynosure is well positioned to continue to capitalize on this expanding opportunity as the market accelerates.”
Use of Non-GAAP Financial Measures
To supplement Cynosure’s consolidated financial statements presented in accordance with GAAP, this press release uses the following measures defined as non-GAAP financial measures by the SEC: non-GAAP net income and non-GAAP diluted earnings per share. For the three months ended June 30, 2006, these non-GAAP measures exclude $492,000 in stock-based compensation expense. For the six months ended June 30, 2006, these non-GAAP measures exclude charges related to the write-down of inventory of $667,000 and uncollectible accounts receivable of $463,000 and exclude $791,000 in stock-based compensation expense. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore not comparable to, similar measures used by other companies. Although certain non-GAAP financial measures used in this release exclude the accounting treatment of stock-based compensation, these non-GAAP measures should not be relied upon independently, as they ignore the contribution to our operating results that is generated by the incentive and compensation effects of the underlying stock-based compensation programs. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliation of GAAP Results to Non-GAAP Results” included at the end of this release. The table has more details of the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Cynosure’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing
5 Carlisle Road
Westford, MA 01886

Phone: 800-886-2966 FAX: 978-256-6556
www.cynosurelaser.com

future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitor’s operating results. Cynosure believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.
Conference Call
Cynosure will host a conference call for investors today at 9:00 a.m. ET. On the call, Michael Davin and Timothy Baker, the company’s executive vice president and chief financial officer, will discuss the second-quarter 2006 financial results, provide a business outlook and discuss Cynosure’s growth strategy.
Those who wish to listen to the conference call webcast should visit the “Investors” section of the company’s website at www.cynosurelaser.com. The live call also can be accessed by dialing (800) 311-0799 or (719) 457-2695 (confirmation code: 3345082). If you are unable to listen to the live call, the webcast will be archived on the company’s website for 30 days.
About Cynosure, Inc.
Cynosure, Inc. develops and markets aesthetic laser treatment systems that are used by physicians and other practitioners to perform non-invasive procedures to remove hair, treat vascular lesions, rejuvenate skin through the treatment of shallow vascular and pigmented lesions and temporarily reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse-dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991.
For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosurelaser.com.
Safe Harbor
Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the company’s expectations and future financial performance, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including Cynosure’s history of operating losses, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, timing of the company’s launch of the Affirm system, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in
5 Carlisle Road
Westford, MA 01886

Phone: 800-886-2966 FAX: 978-256-6556
www.cynosurelaser.com

this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.
5 Carlisle Road
Westford, MA 01886

Phone: 800-886-2966 FAX: 978-256-6556
www.cynosurelaser.com

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

	(unaudited)		(unaudited)

Revenues	$18,131	$12,971	$35,270	$25,080
Cost of revenues	7,541	6,014	15,573	11,632

Gross profit	10,590	6,957	19,697	13,448

Operating expenses
Selling and marketing	6,149	4,400	11,607	8,266
Research and development	1,039	666	2,248	1,529
General and administrative	2,031	1,193	4,177	2,385

Total operating expenses	9,219	6,259	18,032	12,180

Income from operations	1,371	698	1,665	1,268

Interest income (expense), net	731	(34)	1,383	(45)
Other income (expense), net	276	(146)	406	(281)

Income before income taxes	2,378	518	3,454	942

Income tax provision	915	211	1,351	383
Minority interest in net income of subsidiary	22	16	36	35

Net income	$1,441	$291	$2,067	$524

Diluted net income per share	$0.12	$0.04	$0.17	$0.07

Diluted weighted average shares outstanding	12,138	7,433	12,158	7,034

Basic net income per share	$0.13	$0.05	$0.19	$0.08

Basic weighted average shares outstanding	11,044	6,209	11,038	6,226

Non-GAAP data
Gross Profit	$10,590	$6,957	$19,697	$13,448
Sona — inventory writedown	—	—	667	—
Stock-based compensation	19	13	26	13

Non-GAAP Gross Profit	10,609	6,970	20,390	13,461

Operating Expenses:	9,219	6,259	18,032	12,180
Sona — provision for doubtful account	—	—	(463)	—
Stock-based compensation	(473)	(245)	(765)	(245)

Non-GAAP Operating Expenses	8,746	6,014	16,804	11,935

Non-GAAP Income from Operations:	1,863	956	3,586	1,526

Interest income (expense), net and other income	1,007	(180)	1,789	(326)

Non-GAAP Income before income taxes	2,870	776	5,375	1,200

Non-GAAP provision for income taxes	1,135	307	2,125	474
Minority Interest	22	16	36	35

	—	—	—	—
Non-GAAP Net income	$1,713	$453	$3,214	$691

Non-GAAP diluted net income per share	$0.14	$0.06	$0.26	$0.10

Diluted weighted average shares outstanding	12,138	7,433	12,158	7,034

Condensed Consolidated Balance Sheet

(In thousands)

	June 30,	December 31,
	2006	2005
	(Unaudited)
Assets:
Cash, cash equivalents and marketable securities	$62,398	$64,646
Accounts receivable, net	15,413	13,552
Amounts due from related parties	122	72
Inventories	16,887	14,140
Deferred tax asset, current portion	2,366	1,804
Prepaid expenses and other current assets	1,269	737

Total current assets	98,455	94,951
Property and equipment, net	4,753	4,424
Other noncurrent assets	777	793

Total assets	$103,985	$100,168

Liabilities and stockholders’ equity:
Short-term loan	$163	$161
Accounts payable and accrued expenses	12,063	10,682
Amounts due to related parties	1,244	960
Deferred revenue	2,207	3,626
Capital lease obligations	376	295

Total current liabilities	16,053	15,724

Capital lease obligations, net of current portion	910	814
Deferred revenue, net of current portion	189	123
Other long-term liabilities	84	42
Minority interest in consolidated subsidiary	341	314

Total stockholders’ equity	86,408	83,151

Total liabilities and stockholders’ equity	$103,985	$100,168